                                                                  EXHIBIT 10.1


                                                                [EXECUTION COPY]




   ------------------------------------------------------------------------



                            MOHAWK INDUSTRIES, INC.



                                 $100,000,000



                     8.46% SENIOR NOTES DUE SEPTEMBER 2004





                             AMENDED AND RESTATED
                            NOTE PURCHASE AGREEMENT


                                 -------------



                          Dated as of August 31, 1999


                                 -------------



   -------------------------------------------------------------------------

                               TABLE OF CONTENTS
                            (Not Part of Agreement)

Paragraph                                                                                   Page
1.  THE NOTES                                                                                  1
    1A.  Authorization and Issuance of the Notes                                               1
    1B.  Release of Guaranty Agreements                                                        1
    1C.  Assumption of Obligations                                                             1
2.  PURCHASE AND SALE OF NOTES                                                                 2
3.  CONDITIONS PRECEDENT                                                                       2
    3A.  Related Documents                                                                     2
    3B.  Opinion of Counsel to Industries                                                      2
    3C.  Representations and Warranties, No Default                                            2
    3D.  Transactions Permitted By Applicable Laws                                             3
    3E.  Proceedings                                                                           3
    3F.  Certificates of Good Standing/Qualification to Do Business                            3
    3G.  No Material Adverse Change                                                            3
    3H.  Private Placement Numbers                                                             4
    3I.  Other Purchases                                                                       4
    3J.  Expenses                                                                              4
    3K.  Amendment and Restatement of Series Note Agreement and Consolidated Agreement         4
    3L.  Other Documents                                                                       4
4A  PREPAYMENTS                                                                                4
    4A.  Required Prepayments                                                                  4
    4B.  Optional Prepayment With Yield-Maintenance Amount                                     4
    4C.  Notice of Optional Prepayment                                                         5
    4D.  Partial Payments Pro Rata                                                             5
    4E.  Retirement of Notes                                                                   5
5A  AFFIRMATIVE COVENANTS                                                                      6
    5A.  Reporting Requirements                                                                6
    5B.  Information Required by Rule 144A                                                     8
    5C.  Inspection of Property                                                                8
    5D.  Covenant to Secure Note Equally                                                       8
    5E.  Guaranteed Obligations                                                                8
    5F.  Maintenance of Insurance                                                              9
    5G.  Maintenance of Corporate Existence/Compliance with Law/Preservation of Property       9
    5H.  Compliance with Environmental Laws                                                    9
    5I.  No Integration                                                                       10

    5J.   Financial Reports                                                                   10
    5K.   Payment of Taxes and Claims                                                         10
    5L.   Year 2000 Issues                                                                    11
6A  NEGATIVE COVENANTS                                                                        11
    6A.   Certain Financial Limits                                                            11
    6B.   Dividend Limitation                                                                 11
    6C.   Liens, Debt and Other Restrictions                                                  12
    6D.   ERISA                                                                               15
    6E.   Fed Regulations, Etc.                                                               16
    6F.   Environmental Matters                                                               16
7A  EVENTS OF DEFAULT                                                                         16
    7A.   Acceleration                                                                        16
    7B.   Rescission of Acceleration                                                          19
    7C.   Notice of Acceleration or Rescission                                                20
    7D.   Other Remedies                                                                      20
8.  REPRESENTATIONS, COVENANTS AND WARRANTIES                                                 20
    8A.   Organization                                                                        20
    8B.   Financial Statements                                                                21
    8C.   Actions Pending                                                                     21
    8D.   Outstanding Debt                                                                    21
    8E.   Title to Properties                                                                 21
    8F.   Taxes                                                                               22
    8G.   Conflicting Agreement and Other Matters                                             22
    8H.   Offering of Notes                                                                   22
    8I.   Use of Proceeds                                                                     22
    8J.   ERISA                                                                               23
    8K.   Governmental Consent                                                                23
    8L.   Disclosure                                                                          23
    8M.   Environmental Matters                                                               24
    8N.   Solvency                                                                            24
    8O.   Absence of Foreign or Enemy Status                                                  25
9.  REPRESENTATION OF THE PURCHASERS                                                          25
10. DEFINITIONS                                                                               25
    10A.  Yield-Maintenance Terms                                                             25
    10B.  Other Terms                                                                         27
    10C.  Accounting Principles, Terms and Determinations                                     37
11. MISCELLANEOUS                                                                             38
    11A.  Note Payments                                                                       38
    11B.  Expenses                                                                            38
    11C.  Consent to Amendments                                                               39
    11D.  Form, Registration, Transfer and Exchange of Notes; Lost Notes                      39
    11E.  Persons Deemed Owners, Participations                                               40

    11F.  Survival of Representations and Warranties; Entire Agreement                        40
    11G.  Successors and Assigns                                                              40
    11H.  Disclosure to Other Persons                                                         40
    11I.  Notices                                                                             41
    11J.  Payments Due on Non-Business Days                                                   41
    11K.  Satisfaction Requirement                                                            41
    11L.  Independence of Covenants                                                           41
    11M.  Governing Law                                                                       41
    11N.  Severability                                                                        42
    11O.  Descriptive Headings                                                                42
    11P.  Counterparts                                                                        42
    11Q.  No Novation                                                                         42

ANNEX I  PURCHASERS

PURCHASER SCHEDULE

EXHIBIT A      FORM OF NOTE
EXHIBIT B      FORM OF OPINION OF COUNSEL TO INDUSTRIES
EXHIBIT C      FORM OF SHARING AGREEMENT

SCHEDULE 3F    LIST OF GOOD STANDING CERTIFICATES
SCHEDULE 5E    LIST OF OUTSTANDING GUARANTEES
SCHEDULE 6C(1) LIST OF LIENS
SCHEDULE 8C    LIST OF ACTIONS PENDING
SCHEDULE 8G    LIST OF AGREEMENTS RESTRICTING DEBT
SCHEDULE 10B   LIST OF PROHIBITED PARTICIPANTS AND TRANSFEREES

                            Mohawk Industries, Inc.
                        160 South Industrial Boulevard
                          Calhoun, Georgia 30703-7002


                             As of August 31, 1999



To Each Purchaser Listed
on Annex I Attached Hereto


Ladies and Gentlemen:

         Mohawk Industries, Inc., a Delaware corporation (together with its permitted successors and assigns "Industries"), and Aladdin Manufacturing Corporation, formerly known as Mohawk Carpet Corporation, a Delaware corporation (together with its permitted successors and assigns "Aladdin") are a party with you to that certain Note Purchase Agreement dated as of September 16, 1994 (as amended, modified or supplemented from time to time, the "1994 Agreement"). Industries desires to assume all of the obligations of Aladdin under the 1994 Agreement and to amend and restate the 1994 Agreement as set forth below.

         1.    THE NOTES

         1A.   Authorization and Issuance of the Notes. Industries will assume each of the senior promissory notes issued by Aladdin originally in the aggregate principal amount of $100,000,000 (the "1994 Notes") and initially dated September 16, 1994, maturing September 16, 2004, and bearing interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 8.46% per annum and on overdue principal premium and interest at the rate specified therein. The term "Notes" as used in this Agreement shall include each promissory note delivered pursuant to any provision of this Agreement and each promissory note delivered in substitution or exchange for any such promissory note pursuant to any such Provision, and the term "Note" shall refer to any of such Notes.

         1B.   Release of Guaranty Agreements. You shall terminate the
Guaranty Agreements simultaneously with such termination by (i) the banks a party to the Bank Agreement; (ii) the holder of the Notes under the Consolidated Agreement; and (iii) the holder of the notes under the Series Note Agreement.

         1C.   Assumption of Obligations. Industries hereby assumes all of
Aladdin's obligations under the 1994 Agreement and under the 1994 Notes and any other Related Documents (as defined in the 1994 Agreement) to which Aladdin was a party, all pursuant to, and subject to the terms and conditions of, this Agreement, the Notes and the other Related Documents to which it is a party.

         2. PURCHASE AND SALE OF NOTES. Aladdin has sold to each of you the 1994 Notes in the original aggregate principal amount set forth on the Purchaser Schedule hereto. Industries hereby agrees to issue to you and, subject to the terms and conditions herein set forth, you agree to accept from Industries, in exchange for each 1994 Note, a Note, in substantially the form of Exhibit A, in the aggregate principal amount set forth on the Purchaser Schedule hereto, after taking into account the required prepayment made by Aladdin on September 16, 1998, to evidence the assumption of the 1994 Note by Industries. Each exchange shall occur at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York, on the date of closing, which shall be August 31, 1999 or any other date upon which Industries and you may mutually agree (herein called the "Closing" or the "Date of Closing").

         3. CONDITIONS PRECEDENT. Your obligation to enter into, execute and deliver this Agreement and exchange the Notes as described in paragraph 2 is subject to the satisfaction, on or before the Date of Closing, of the following conditions, as determined in the sole judgment of each Purchaser:

         3A.   Related Documents. You shall have received each of the
following documents duly executed and delivered by the parties thereto:

               (i) a Termination Letter with respect to the Guaranty Agreements; and

               (ii) a Sharing Agreement.

         Each of the foregoing agreements shall be in full force and effect on the Closing Date and each party thereto shall be in full compliance with its obligations thereunder.

         3B.   Opinion of Counsel to Industries. You shall have received from
Alston & Bird LLP, special counsel to Industries, a favorable opinion in form and content satisfactory to you and in substantially the form of Exhibit B hereto.

         3C.   Representations and Warranties, No Default. The representations and warranties contained in paragraph 8 shall be true on and as of the Date of Closing, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the Date of Closing no Event of Default or Default; and Industries shall have delivered to you an Officer's Certificate, dated the Date of Closing, regarding the foregoing.

         3D.   Transactions Permitted By Applicable Laws. The exchange of the
1994 Notes on the Date of Closing on the terms and conditions herein provided shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject you to any tax (other than any tax on income earned), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation. The Notes shall on the Date of Closing qualify as a legal investment for you under applicable insurance law (without regard to any "basket" or "leeway provisions"), and such acquisition shall not subject you to any penalty or other onerous condition contained in or pursuant to any such law or regulation. You shall have received such certificates or other evidence as you may request to establish compliance with this condition.

         3E.   Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request. In this connection, Industries shall deliver to you:

               (i) copies of the certificate or articles of incorporation (certified as of a recent date by the Secretary of the State of its incorporation) and its bylaws (certified by its Secretary) as in effect on the Date of Closing;

               (ii) certified copies (certified by its Secretary) of all corporate action taken by it to authorize the execution, delivery and performance of any Related Document to which it is a party; and

               (iii) certificates of incumbency and specimen signatures with respect to each of its officers who are authorized to execute and deliver any Related Document to which it is a party.

         3F.   Certificates of Good Standing/Qualification to Do Business. You
shall have received a good standing certificate issued by the Secretary of State of the State of incorporation of Industries and certificates of qualification to do business as a foreign corporation in jurisdictions specified in Schedule 3F, each dated as of a recent date.

         3G.   No Material Adverse Change. You shall have received a
certificate from the chief financial officer or treasurer of Industries dated the Date of Closing to the effect that no material adverse change in the financial condition, business, operations or prospects of Industries and its Subsidiaries taken as a whole has occurred since December 31, 1998.

         3H.   Private Placement Numbers. Industries shall have obtained or caused to be obtained private placement numbers for the Notes from the CUSIP Service Bureau of Standard & Poor's and you shall have been informed of such private placement numbers.

         3I.   Other Purchases. No Purchaser shall have failed to execute and deliver this Agreement or to accept delivery of the Notes to be exchanged for its 1994 Notes on the Closing Date.

         3J.   Expenses. All fees and disbursements of the Purchasers
(including without limitation special counsel to the Purchasers) shall have been paid in full.

         3K.   Amendment and Restatement of Series Note Agreement and
Consolidated Agreement. Each Series Note Agreement and the Consolidated Amendment shall be amended and restated and each of you, to the extent you are a party thereto, shall have received duly executed copies of such amended and restated agreements and, otherwise, shall have received true, correct and duly executed copies thereof including all Schedules and Exhibits thereto and side letters, if any, affecting the terms thereof or otherwise delivered in connection therewith together with all amendments and waivers thereto and any documents, instruments or certificates executed in connection therewith accompanied by an Officer's Certificate dated the Date of Closing of Industries to such effect.

         3L.   Other Documents. You shall have received such other certificates, legal opinions and documents as you or your special counsel may reasonably request, all in form and substance reasonably satisfactory to you.

         4     PREPAYMENTS. The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and the optional prepayments permitted by paragraph 4B.

         4A.   Required Prepayments. Until the Notes shall be paid in full,
Industries shall apply to the prepayment of the Notes, without premium, the aggregate principal amount of $14,285,714 on September 16, in each of the years 1999 to 2003, inclusive, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining principal amount of the Notes, together with interest accrued thereon, shall become due on September 16, 2004, the maturity date of the Notes. Any prepayment made by Industries pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligations to make any prepayment required by this paragraph 4A until the Notes are paid in full.

         4B.   Optional Prepayment With Yield-Maintenance Amount. The Notes
shall be subject to prepayment, in
whole or in part on any date on which interest is due and payable (in multiples of $5,000,000), at the option of Industries at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note. Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

         4C.   Notice of Optional Prepayment. Industries shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 10 Business Days prior to the prepayment date, specifying (i) such prepayment date, (ii) the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date, (iii) the accrued but unpaid interest, to be paid on such date, (iv) a reasonable estimate of the Yield-Maintenance Amount, if any, to be paid on such date, together, in the case of clauses (iii) and (iv), with reasonably detailed support for the calculations determining such interest and Yield-Maintenance Amount, and (v) stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. Industries shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each holder of a Note which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to Industries.

         4D.   Partial Payments Pro Rata. Upon any partial prepayment of the
Notes pursuant to paragraph 4A or 4B, the principal amount so prepaid shall be allocated to all Notes at the time outstanding (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by Industries or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) in proportion, to the extent practicable, to the respective outstanding principal amounts thereof, with adjustments, to the extent practicable, to equalize for any prior prepayments not in such proportion.

         4E.    Retirement of Notes. Industries shall not, nor shall Industries permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.

         5      AFFIRMATIVE COVENANTS.

         5A.    Reporting Requirements.

         5A(1). Financial Statements and Other Information. Industries covenants that it will deliver to each holder of a Note in triplicate (or such lesser number as directed by such holder):

                (i) as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each Fiscal Year,

                     (1) its Consolidated statements of income and cash flows
                for Industries and its Subsidiaries for the period from the beginning of the current Fiscal Year to the end of such quarterly period, and

                     (2) Consolidated balance sheet for Industries and its
                Subsidiaries as at the end of such quarterly period,

         setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year and, for so long as Industries is a reporting company under the Exchange Act, all in accordance with the Rules and Regulations of the reporting requirements of the Securities and Exchange Commission, and, thereafter, in reasonable detail and satisfactory in form to each of you and, in either case, certified by an Officer's Certificate delivered on behalf of Industries, subject to changes resulting from normal year-end adjustments;

                (ii) as soon as practicable and in any event within 90 days after the end of each Fiscal Year,

                     (1) Consolidated statements of income and cash flows and
                stockholders' equity of Industries and its Subsidiaries for such year, and

                     (2) Consolidated balance sheet of Industries and its
                Subsidiaries as at the end of such year,

         setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit and, for so long as Industries is a reporting company under the Exchange Act, all in accordance with the Rules and Regulations of the reporting requirements of the Securities and Exchange Commission, and, thereafter, in reasonable detail and satisfactory in scope to each of you or your Affiliates, in either case, reported on by independent public accountants of recognized standing selected by Industries whose report shall be without limitation as to the scope of the audit and satisfactory in substance to the Required Holders and certified by an Officer's Certificate;

                (iii) promptly upon transmission thereof and in no event later than 15 days thereafter, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits and excluding registration statements on Form S-8 or its equivalent) and all reports, including, without limitation, Form 10-Ks, Form 10-Qs and Form 8-Ks, which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

                (iv) promptly upon receipt thereof, a copy of each other report submitted to Industries or any Subsidiary after the Date of Closing by independent accountants in connection with any annual, interim or special audit made by them of the books of Industries or any such Subsidiary;

                (v)   any other information provided under Sections 5.01(d) and
         (e) of the Bank Agreement; and

                (vi) with reasonable promptness, such other financial data as a holder of a Note may reasonably request.

         5A(2). Quarterly Officer's Certificate. Together with each delivery of financial statements required by clauses (i) and (ii) above, Industries will deliver to each holder of a Note an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by Industries and its Subsidiaries with the provisions of paragraphs 6A, 6B and 6C(1) through 6C(6) and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action Industries proposes to take with respect thereto.

         5A(3). Annual Accountant's Letter. Together with each delivery of financial statements required by clause (ii) above, Industries will deliver to each holder of a Note a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountant however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

         5A(4). Special Information. Industries also covenants that forthwith upon a Responsible Officer obtaining knowledge of (i) an Event of Default or Default or (ii) at all times during which Industries is not a reporting company under the Exchange Act, the occurrence of a Material Adverse Effect or any event which could reasonably be expected to cause a Material Adverse Effect including, without limitation, the institution or threat of legal proceedings, Environmental Proceedings and the existence of Environmental Liabilities, Industries will deliver to each holder of a Note an Officer's Certificate specifying the nature and period of existence thereof and what action Industries has taken, is taking or proposes to take with respect thereto.

         5B.    Information Required by Rule 144A. Industries covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as Industries is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

         5C.    Inspection of Property. Industries covenants that it will permit any Person designated by any holder of a Note in writing, at such holder's expense (except upon the occurrence, and during the continuance of a Default or Event of Default and then, at the expense of Industries), to visit and inspect any of the Properties of Industries and its Subsidiaries, to examine the corporate books and financial records of Industries and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of Industries and its independent public accountants, and at such reasonable times and as often as such holder may reasonably request subject to paragraph 11H.

         5D.    Covenant to Secure Note Equally. Industries covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

         5E.   Guaranteed Obligations. Except as set forth on Schedule 5E,
Industries covenants that if, at any time, after the date hereof it or any of its Subsidiaries incurs or permits to exist any Debt or other obligation (other than a performance bond or a guarantee of an operating lease or like financial accommodation issued by Industries or a Subsidiary in the ordinary course of business) Guaranteed or collateralized in any other manner by any other Person, it will simultaneously cause such other Person to execute and deliver to each holder of any Note a guaranty agreement in form and substance reasonably satisfactory to such holder guaranteeing payment of the principal amount of the Notes and any premium and interest thereon, which bears the same ratio to the total unpaid principal amount of the Notes as the amount of such other obligation which is guaranteed bears to the total unpaid principal amount of such other obligation, or if such other obligation is collateralized, to collateralize the Notes equally and ratably with such other obligation; provided, however, the preceding shall not apply to the extent (i) such other Person is not an Affiliate of Industries or any of its Subsidiaries and (ii) such other Person has full recourse against Industries and/or such Subsidiary in connection with such other Person's Guarantee or collateralized obligation.

         5F.   Maintenance of Insurance. Industries covenants that it and each
Subsidiary will maintain, with responsible insurers, insurance with respect to its Properties and business against such casualties and contingencies (including, but not limited to, public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses and consistent with sound business practices.

         5G.   Maintenance of Corporate Existence/Compliance with
Law/Preservation of Property. Except as allowed under paragraph 6C(4), Industries covenants that it and each Subsidiary will do or cause to be done all things necessary to:

               (i) preserve, renew and keep in full force and effect the corporate existence of Industries and its Subsidiaries (other than any Subsidiary being dissolved or liquidated as permitted under paragraph 6C(5)(ii)) and any license, certificate, permit, franchise or governmental authorization necessary to the ownership of its Properties and assets or to the conduct of its business if the failure to do so could, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, and

               (ii) comply in all respects with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and its Subsidiaries, except where the failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and

                (iii) maintain, preserve and protect all material intellectual property of Industries and its Subsidiaries, and

                (iv) preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition other than normal wear and tear, obsolescence and loss caused by a casualty for which Industries or such Subsidiary is insured and such property so damaged is replaced.

         5H.   Compliance with Environmental Laws. Industries will, and will cause each of its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Requirements including, without limitation, the emission of wastewater effluent, solid and hazardous waste and air pollution, and establishing general environmental conditions together with any other applicable requirements for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and diligently comply with the regulations (except to the extent such regulations are waived by appropriate governmental authorities) of the Environmental Protection Agency or other relevant federal, state or local governmental authority, except, individually or in the aggregate, with respect to each of the foregoing, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Industries shall not be deemed to have breached or violated this paragraph 5H if Industries or any Subsidiary of Industries is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Requirements for which adequate reserves have been established in accordance with generally accepted accounting principles.

         5I.    No Integration. Industries covenants that it has taken and will continue to take all necessary steps so that the issuance of the Notes has not and will not require registration under the Securities Act. Industries covenants that no future offer and sale of debt securities of Industries of any class will be made if as a result of the doctrine of "integration", there is a reasonable possibility that such offer and sale would result in the loss of an entitlement of the Notes to the exemption from the registration requirements of the Securities Act.

         5J.    Financial Reports. Industries will keep, and will cause each
Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of Industries or such Subsidiary in accordance with generally accepted accounting principles consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to paragraph 5A and concurred in by the independent public accountants referred to in paragraph 5A).

         5K.    Payment of Taxes and Claims5K.   Payment of Taxes and Claims5K.
Payment of Taxes and Claims5K. Payment of Taxes and Claims5K. Payment of Taxes and Claims. Industries will, and will cause each Subsidiary to, pay before they become delinquent:

                (a) all taxes, assessments and governmental charges or levies imposed upon it or any of its property; and

                (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons that, if unpaid, might result in the creation of a Lien upon any of its property;

         provided, that items of the foregoing description need not be paid

                    (i) while being actively contested in good faith and by appropriate proceedings as long as adequate book reserves have been established and maintained and exist with respect thereto, and

                    (ii) so long as the title to, and right to use, such
                property, is not materially adversely affected thereby.

         5L.    Year 2000 Issues. Industries shall take, and cause its
Subsidiaries to take, all actions reasonably necessary to assure that the Year 2000 Issues, as such Year 2000 Issues pertain to the computer programs and systems of Industries and its Subsidiaries, will not have a Material Adverse Effect. Industries and its Subsidiaries will use commercially reasonable efforts to assure that their third-party customers, suppliers and vendors develop and implement programs to remediate, in all material respects, all Year 2000 Issues reasonably anticipated by Industries and its Subsidiaries to have a Material Adverse Effect. Upon written request by the Required Holders, Industries will provide the holders of the Notes a written description of its program for assessing Year 2000 Issues, including updates and progress reports. Industries will advise the holders of the Notes promptly of any reasonably anticipated Material Adverse Effect as a result of Year 2000 Issues.

         6      NEGATIVE COVENANTS. Unless the Required Holders otherwise agree in writing, Industries shall not, and shall not permit its Subsidiaries to, take any of the following actions or permit the occurrence or existence of any of the following events or conditions:

         6A.    Certain Financial Limits. Industries covenants that it will not permit:

                (i) The Debt to Capitalization Ratio to be equal to or greater than 0.60 to 1.0 at the end of each Fiscal Quarter; and

                (ii) The ratio of (a) Consolidated Debt to (b) the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) taxes on Industries' consolidated pre-tax income, and (iv) Depreciation and Amortization to be greater than 3.5 to 1.0 at the end of each Fiscal Quarter. Subclause (b) of this clause (ii) shall be calculated on a trailing four quarter basis as at the end of each such Fiscal Quarter.

         6B.    Dividend Limitation. Industries covenants that, it shall not,

                (i) pay or declare any dividend on any class of its stock (except dividends payable solely in shares of its capital stock) or make any other distribution on account of any class of its stock; or

                (ii) make any payment on account of the redemption, purchase or other acquisition, direct or indirect, of any shares of its stock; or

                (iii) make any optional payments on Subordinated Debt (all of the foregoing being herein called "Restricted Payments");

unless at the time of declaration, redemption, purchase or payment of such Restricted Payment and after giving effect thereto, no Default or Event of Default exists or would exist.

         6C.    Liens, Debt and Other Restrictions. Industries covenants that it will not and will not permit any Subsidiary to:

         6C(1). Liens. Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5D) except:

                (i) Liens for taxes (including ad valorem and property taxes) not yet due or which are being actively contested in good faith by appropriate proceedings;

                (ii) Liens on the property of Industries or any of its Subsidiaries as of the Date of Closing as set forth on Schedule 6C(1) attached hereto and any Lien renewing, extending or refunding any Lien permitted by this clause (ii) so long as the principal amount of Debt secured by such Lien immediately prior thereto is not increased or the term reduced and such Lien does not extend to other property;

                (iii) other Liens incidental to the conduct of its business or the ownership of its property and assets (including but not limited to pledges or deposits in connection with workers' compensation and social security taxes, assessments and charges and landlords, mechanics and materialmen Liens and survey exceptions or encumbrances, easements or reservations, rights-of-way or zoning restrictions), provided that (A) such liens were not incurred in connection with the borrowing of money or the obtaining of advances or credit or the payment of the deferred purchase price of property and (B) the existence of such Lien does not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

                (iv) Liens on property or assets of a Subsidiary of Industries to secure obligations of such Subsidiary to Industries or another Subsidiary, as the case may be;

                (v) Any common law right of setoff or banker's lien arising in connection with ordinary course of business deposit arrangements maintained by Industries or its Subsidiaries with its banks or other financial institutions so long as any such bank or other financial institution (A) shall not at any time make loans or otherwise extend credit pursuant to any credit facility to Industries or any of its Subsidiaries, (B) does not maintain accounts (for the deposit of cash or otherwise) for the benefit of Industries or any Subsidiary other than those which have in the aggregate monthly balances less than $100,000,
     (C) shall have delivered to each holder of a Note a Sharing Agreement substantially in the form of Exhibit C attached hereto ("Sharing Agreement"); or (D) shall have waived in writing such common law right of setoff or banker's lien;

          (vi) Liens arising from judicial attachments and judgments; provided that (A) the execution or other enforcement of such Liens is not being pursued and the execution or other enforcement of such Liens has been effectively stayed within 30 days of such Liens' imposition, (B) the claims secured thereby are being actively contested in good faith and by appropriate proceedings, (C) adequate book reserves shall have been established and maintained and shall exist with respect thereto and (D) no Event of Default shall have occurred with respect to such Liens under clause (xii) of paragraph 7A;

          (vii) Other Liens on property of Industries or a Subsidiary not otherwise permitted pursuant to this paragraph 6C(1);

          (viii) Liens in connection with an Asset Securitization permitted under paragraph 6C(5);

          (ix) Liens against the assets of Aladdin (formerly owned by Galaxy) under the Catoosa Co. IRB solely to the extent existing as of the date hereof; and

          (x) Liens against the assets of Aladdin (formerly owned by Image Industries, Inc.) under the Summerville City IRB solely to the extent existing as of January 1, 1999;

     provided that Liens permitted by the foregoing subparagraphs (ii) through
     (v) and (vii) shall at no time secure Debt in an aggregate amount exceeding the greater of (1) $90,000,000 or (2) fifteen percent (15%) of Consolidated Net Worth at such time and prior to, and after giving effect to the incurrence, assumption or creation of any such Lien, and to any concurrent application of the proceeds of any Debt or other obligation secured thereby, no Default or Event of Default would exist;

     6C(2). Subsidiary Indebtedness. Permit any Subsidiary to incur any Debt except for (i) Debt owed by a Subsidiary to Industries or another Subsidiary,
(ii) Debt deemed incurred in connection with an Asset Securitization permitted under paragraph 6C(5); (iii) (A) Debt of Subsidiaries arising in connection with the Summerville City IRB and the Catoosa Co. IRB and incurrence of reimbursement obligations with respect to the Letters of Credit (as defined in the Bank Agreement) with respect to the Summerville City IRB and the Catoosa Co. IRB and
(B) other Debt of Subsidiaries arising in connection with the issuance of bonds by governmental authorities so long as such debt is supported by a letter of credit issued by a financial institution for the benefit of Industries is obligated to such financial institution under a reimbursement agreement for the reimbursement of amounts drawn under such Letter of Credit; and (iv) in addition to Debt incurred under clauses (i) through (iii) of this paragraph 6C(2), other Debt of Subsidiaries not exceeding in the aggregate amount outstanding at any time 15% of Consolidated Net Worth;

     6C(3). Loans, Advances and Investments. Make or maintain any
Investments except (a) Investments in Industries or any Subsidiary, including without limitation, advances or loans between or among Industries or any Subsidiary and loans and advances to officers and employees of Industries or any Subsidiary in the ordinary course of business; (b) Investments in Persons engaged in a Permitted Line of Business (whether or not any such Person is, or after giving effect to any such Investment becomes, a Subsidiary); (c) Investments in Persons in connection with Permitted Acquisitions; and (d) Investments in Approved Investments; provided, however, during the existence of an Event of Default, neither Industries nor any of its Subsidiaries may make any new Investments without the prior written consent of the Required Holders;

     6C(4). Merger or Consolidation. Merge with or into or consolidate or exchange shares with any other Person or permit any other Person to merge or consolidate with or into it, provided that (a) Industries may merge with another Person if (i) such Person is organized under the laws of the United States of America or one of its States, (ii) Industries is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing and (b) Subsidiaries of Industries may merge with and into Industries, any other Subsidiary, or any other Person if after giving effect thereto such other Person would be a Subsidiary;

     6C(5). Sale of Assets.  Dispose of any property or assets, except:

            (i) assets may be transferred from a Subsidiary to Industries or another Subsidiary;

            (ii) any Wholly-Owned Subsidiary may dissolve or liquidate so long as the assets of such Subsidiary at the time of such dissolution or liquidation are transferred to such Subsidiary's shareholder and such shareholder assumes all of the liabilities of such Subsidiary at the time of such dissolution or liquidation;

            (iii)  Industries and its Subsidiaries may factor receivables;

            (iv) Industries and its Subsidiaries may effect Asset Securitizations; and

            (v) the foregoing limitation on the sale, lease or other transfer of assets shall not prohibit, during any Fiscal Quarter, a transfer of assets by Industries or any Subsidiary (in a single transaction or in a series of related transactions) unless (x) the proceeds thereof are not reinvested within 180 days thereafter in a Permitted Line of Business owned by Industries or such Subsidiary or (y) the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters, constituted more than 20% of Consolidated Total Assets at the end of the fourth Fiscal Quarter immediately preceding such Fiscal Quarter;

     6C(6). Sale and Lease-Back. Enter into or permit to remain in effect any arrangement (a "Sale and Lease-Back") with any Person or to which such Person is a party providing for the leasing by Industries or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by Industries or any of its Subsidiaries to any Person to whom funds have been or are to be advanced on the security of such property or rental obligations of Industries or any of its Subsidiaries, unless such arrangement relates solely to such real or personal property and is entered into within 180 days following the acquisition or construction (permitted pursuant to the proviso set forth in paragraph 6C(5)(v)) by Industries or such Subsidiary of the real or personal property;

     6C(7). Maintenance of Existence. Other than as permitted by paragraphs 6C(4), 6C(5) and 6C(8), Industries shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in a Permitted Line of Business; or

     6C(8). Dissolution. Neither Industries nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by paragraph 6C(4) or 6C(5) or in connection with a Restricted Payment which is permitted pursuant to paragraph 6C.

     6D.    ERISA. Industries covenants that it will not, nor permit any
Subsidiary to:

            (i) terminate or withdraw from any Plan so as to result in any material liability to the Pension Benefit Guaranty Corporation;

            (ii) engage in or permit any Person to engage in any prohibited transaction (as defined in Section 4975 of the Code) involving any Plan (other than a Multiemployer Plan) which would subject Industries or any Subsidiary to any material tax, penalty or other liability,

            (iii) incur or suffer to exist any material accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, involving any Plan (other than a Multiemployer Plan); or

            (iv) allow or suffer to exist any risk or condition, which presents a material risk of incurring a material liability to the Pension Benefit Guaranty Corporation.

     6E.    Fed Regulations, Etc. Industries covenants that it will not, and will not permit any Subsidiary or any agent acting on behalf of Industries or any Subsidiary to, take any action which might cause this Agreement or the Notes to violate or cause you to fail to comply with Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

     6F.    Environmental Matters. Industries covenants that it will not, and will not permit, any Third Party to, except in compliance with all applicable Environmental Requirements (unless the failure to so comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect), (i) use, produce, manufacture, process, generate, store, dispose of at, manage at, or ship or transport to (collectively "Handle") or transport from the Properties any Hazardous Materials (other than as provided for below) or (ii) Handle any Hazardous Materials except for Hazardous Materials used, produced, released or managed in the ordinary course of business; provided, that Industries may, and may permit Third Parties to release Hazardous Materials in amounts which do not require remediation pursuant to applicable law or regulation, and which do not present any potentially substantial danger to health, safety or the environment.

     7    EVENTS OF DEFAULT.

     7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i) Industries defaults in the payment of any principal of or Yield-Maintenance Amount or any other amount payable with respect to any Note (other than interest) when the same shall become due, either by the terms thereof or otherwise as herein provided; or

          (ii) Industries defaults in the payment of any interest on any Note for more than five Business Days after the date due; or

          (iii) Industries or any of its Significant Subsidiaries defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto; or Industries or any such Significant Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by Industries or any such Significant Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a default shall occur and be continuing or such a failure or other event permitting acceleration (or resale to Industries or any such Significant Subsidiary) shall occur and be continuing exceeds $25,000,000; or

          (iv) any representation or warranty made by Industries herein or by Industries or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

          (v) Industries or any Subsidiary fails to perform or observe any agreement contained in paragraph 6; or

          (vi) Industries or any Subsidiary fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after a Responsible Officer obtains actual knowledge thereof; or

          (vii) Industries or any Significant Subsidiary makes an assignment for the benefit of creditors; or

          (viii) any decree or order for relief in respect of Industries or any Significant Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

          (ix) Industries or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of Industries or any Significant Subsidiary, or of any substantial part of the assets of Industries or any Significant Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Significant Subsidiary) relating to Industries or any Significant Subsidiary under the Bankruptcy Law of any other jurisdiction; or

          (x) any such petition or application is filed, or any such proceedings are commenced, against Industries or any Significant Subsidiary and Industries or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xi) any order, judgment or decree is entered in any proceedings against Industries or any Significant Subsidiary decreeing the dissolution of Industries or Significant Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xii) a final judgment or final judgments, in the aggregate, in excess of $25,000,000 (exclusive of any insurance coverage for which the insurance company issuing such coverage shall have acknowledged (in writing) coverage with respect thereto) shall be rendered against Industries or any Significant Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

          (xiii) Industries or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the occurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $25,000,000 and, within 30 days after such occurrence, such withdrawal liability is not discharged; or

          (xiv) so long as any Related Document shall be in effect pursuant to the terms hereof Industries shall fail to comply with the terms of any Related Document to which it is a party beyond applicable grace periods, if any, specified in such Related Document; or

          (xv) a Material Adverse Effect shall occur as a result of any Environmental Liability, whether or not disclosed to you (solely for the purposes hereof such Environmental Liability, individually or in the aggregate, to be in excess of $25,000,000) and, to the extent such Environmental Liability is contingent, Industries and/or its Significant Subsidiaries fail to diligently pursue any action required to be taken by any governmental or regulatory authority, or diligently, in compliance with applicable laws, avoid taking any such action or fail to diligently pursue the avoidance of, or reduction of, the final, non-appealable assessment, judgment or other charge related thereto on Industries and/or its Significant Subsidiaries, and, to the extent such Environmental Liability is not contingent and is a final, non-appealable assessment, judgment or other charge, within 30 days after the final assessment, adjudication or charge related thereto, such Environmental Liability is not discharged, remedied or otherwise cured; or

          (xvi) any exercise of rights under paragraph 4D of a Series Note Agreement;

then:

          (a)    if such event is an Event of Default specified in clause (i) or
     (ii) of this paragraph 7A, the holder of any Note (other than Industries or any Subsidiary or Affiliate) may at its option, by notice in writing to Industries, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Industries,

          (b) if such event is an Event of Default specified in any of clauses (viii), (ix) or (x) of this paragraph 7A, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by Industries, and

          (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A, the holder or holders of at least 15% of the aggregate principal amount of the Notes from time to time outstanding may at its or their option, by notice in writing to Industries, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Industries.

     7B. Rescission of Acceleration7B. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the holder or holders of at least 76% of the aggregate principal amount of the Notes from time to time outstanding may, by notice in writing to Industries, rescind and annul such declaration and its consequences if:

          (i) all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes shall have been paid,

          (ii) any amounts which have become due solely by reason of such declaration shall not have been paid,

          (iii) all Events of Default and Defaults, other than nonpayment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and

          (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement.

No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

     7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, Industries shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

     7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

     8. REPRESENTATIONS, COVENANTS AND WARRANTIES. Industries represents, covenants and warrants as follows:

     8A. Organization. Industries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or formed and each of its Subsidiaries is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or formed. Industries has and each of its Subsidiaries has the corporate power to own its respective property and to carry on its respective business as now being conducted and each is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

     8B. Financial Statements. Industries has furnished you with the following financial statements, identified by a principal financial officer of Industries:
(A) a Consolidated balance sheet of Industries and its Subsidiaries as at December 31 in each of the years 1996 to 1998, inclusive, and Consolidated statements of income, stockholders' equity and cash flows of Industries and its Subsidiaries for each such year, all reported on by KPMG LLP, and (B) a Consolidated balance sheet of Industries and its Subsidiaries as at March 31, 1999 and Consolidated statements of income, stockholders' equity and cash flows for the three-month period ended on each such date, prepared by Industries. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and normal year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of Industries and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of Industries and its Subsidiaries as at the dates thereof, and the statements of income, stockholders' equity and cash flows fairly present the results of the operations of Industries and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, condition (financial or otherwise) or operations of Industries and its Subsidiaries taken as a whole since December 31, 1998.

     8C. Actions Pending. Except as set forth in Schedule 8C there is no action, suit, investigation or proceeding pending or to the knowledge of Industries, threatened against Industries or any of its Subsidiaries, or any Properties or rights of Industries or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might, individually or in the aggregate, result in a Material Adverse Effect.

     8D. Outstanding Debt. None of Industries or its Subsidiaries has outstanding any Debt except as permitted by paragraph 6C(2). There exists no default under the provisions of any instrument evidencing Debt in an aggregate principal amount in excess of $5,000,000 or of any agreement relating thereto.

     8E. Title to Properties. Industries has and each of its Subsidiaries has good and indefeasible title to its material real Properties (other than Properties which it leases) and good title to all of its other material Properties and assets, including the material Properties and assets reflected in the balance sheet as at December 31, 1998 referred to in paragraph 8B (other than Properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C(1). All leases necessary in any material respect for the conduct of the respective businesses of Industries and its Subsidiaries are valid and subsisting and are in full force and effect.

     8F. Taxes. Industries has and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of Industries are required to be filed giving due regard to any extensions granted, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due giving due regard to any extensions granted, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

     8G. Conflicting Agreement and Other Matters. Neither Industries nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement or any other Related Document to which it is a party, nor the exchange of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the Properties or assets of Industries or any of its Subsidiaries pursuant to, the charter or by-laws of Industries or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Industries or any of its Subsidiaries is subject. Neither Industries nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of Industries or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of Industries of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto.

     8H. Offering of Notes. Neither Industries nor any agent acting on the behalf of Industries has, directly or indirectly, offered the Notes or any similar security for sale to, or solicited any offers to buy the Notes or any similar security from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither Industries nor any agent acting on the behalf of Industries has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

     8I. Use of Proceeds. Neither Industries nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulation U (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). The proceeds of sale of the Notes were used to repay certain Debt identified on Schedule 8I to the 1994 Agreement. None of such proceeds were used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Debt which was originally incurred to purchase or carry any stock that was, at the time, a margin stock or for any other purpose which would have constituted the transaction contemplated by the 1994 Agreement a "purpose credit" within the meaning of such Regulation
U. Neither Industries nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

     8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by Industries or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan and other than routine payment of premiums that are timely paid) by Industries, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of Industries and its Subsidiaries taken as a whole. Neither Industries nor any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of Industries and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and any other Related Document will be, and the initial issuance and sale of the Notes to the purchasers was, exempt from, or will not (or did not) involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not (or did not) involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

     8K.   Governmental Consent. Assuming the accuracy of the representations in paragraph 9 below, neither the nature of Industries or of any Subsidiary, nor any of their respective businesses or Properties, nor any relationship between Industries or any Subsidiary and any other Person, nor any circumstance in connection with the exchange of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than such of the foregoing as shall have been obtained or filed at the Date of Closing and routine filings after the Date of Closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the exchange of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

     8L. Disclosure. Neither this Agreement nor any other Related Document nor any other document, certificate or statement furnished to you by or on behalf of Industries in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to Industries or any Subsidiary which materially adversely affects or in the future may (so far as Industries can now reasonably foresee) materially adversely affect the business, property or assets, or financial condition of Industries or any Subsidiaries and which has not been set forth in this Agreement or in any other Related Document or in the other documents, certificates and statements furnished to you by or on behalf of Industries prior to the date hereof in connection with the transactions contemplated hereby. The financial projections given to you are reasonable based on the assumptions stated therein and the best information available to the officers of Industries.

     8M.   Environmental Matters. (i Subject to the discussion regarding underground storage tanks in those certain Reports identified in clauses (xii),
(xiv), (xv), (xviii), (xix), (xx), (xxi) and (xxii) in the definition of the term "Environmental Reports", neither Industries nor any Subsidiary is subject to any Environmental Liability or Environmental Requirement which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (ii) Neither Industries nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties has been identified on any current or proposed National Priorities List under 40 C.F.R. (S) 300 or any list arising from a state statute similar to CERCLA. None of the Properties has been identified on any CERCLIS list.

     (iii) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, released, managed at or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties or, to the best knowledge of Industries, at or from any adjacent site or facility, except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of, released and managed in the ordinary course of business in compliance with all applicable Environmental Requirements where the failure to so comply could reasonably be expected to have a Material Adverse Effect and except for Hazardous Materials present in amounts which have not required and do not require remediation, pursuant to applicable law or regulation, and which have not presented and do not present a potentially substantial danger to health, safety or the environment.

     (iv) Industries and each of its Subsidiaries have procured all permits necessary under Environmental Requirements for the conduct of its respective businesses except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     8N.   Solvency. As of the Date of Closing and after giving effect to the transactions contemplated hereunder (a) the amount of the "present fair salable value" of the assets of Industries will, as of such date, exceed the amount of all "liabilities of Industries, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair salable value of the assets of Industries will, as of the Date of Closing, be greater than the amount that will be required to pay the liability of Industries on its debts as such debts become absolute and matured, (c) Industries will not have, as of the Date of Closing, an unreasonably small amount of capital with which to conduct its business, and (d) Industries will be able to pay its debts as they mature. For purposes of this paragraph 8N "debt" means "liability or a claim", and "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     8O.   Absence of Foreign or Enemy Status. Neither Industries nor any of
its Subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of section 2 of the Trading with the Enemy Act (50 U.S.C. App. ss.ss. 1 et seq.), as amended. Neither Industries nor any of its Subsidiaries is in violation of, and neither the issuance and exchange of the Notes by Industries nor the use of the proceeds thereof as contemplated by this Agreement will violate, the Trading with the Enemy Act. as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R., Subtitle B, Chapter V).

    9. REPRESENTATION OF THE PURCHASERS. You represent that you are not acquiring the Notes with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of your property at all times has been and shall be and remain within your control. You are an "Accredited Investor" as that term is defined in Rule 501 of Regulation D of the Securities Act.

    10. DEFINITIONS. For the purpose of this Agreement, the terms defined in the introductory sentence and in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

    10A.  Yield-Maintenance Terms.

    "Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be repaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

    "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

     "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Y-M Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate (or such other display as may replace page 678 on the Telerate) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Y-M Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting
U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

     "Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

     "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

     "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be repaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

     "Telerate" shall mean Telerate Services, Inc. or if no longer available such other comparable service as the Required Holders may select as a substitute therefor.

     "Yield-Maintenance Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called principal of such Note over the sum of (i) such Called principal plus (ii) interest accrued thereon as of (including, without duplication, interest due on) the Settlement Date with respect to such Called principal. The Yield-Maintenance Amount shall in no event be less than zero.

     "Y-M Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to close.

     10B. Other Terms.

     "Affiliate" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly controls another Person; (ii) which beneficially owns 5% or more of the voting stock of another Person, (iii) of which 5% or more of the voting stock is owned by such Person; or (iv) that is an officer or director of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

     "Aladdin" shall have the meaning set forth in the introductory paragraph hereof.

     "American Rug" shall mean American Rug Craftsmen, Inc., a Tennessee corporation.

     "Amortization" shall mean for any period the sum of all amortization expenses of Industries and its Consolidated Subsidiaries for such period, as determined in accordance with generally accepted accounting principles.

     "Approved Investment" shall mean an Investment in compliance with the Investment Guidelines.

     "Asset Securitization" shall mean the sale of accounts receivable and related assets of a Person in connection with a bona fide asset securitization program.

     "Bankruptcy Law" shall have the meaning specified in clause (viii) of paragraph 7A.

     "Bank Agreement" shall mean that certain Fourth Amended and Restated
Credit Agreement dated as of January 28, 1999 among Industries and the Banks, as it may be amended, restated, modified or supplemented from time to time.

     "Banks" shall mean each of First Union National Bank and Wachovia Bank, N.A. or other financial institutions a party to the Bank Agreement.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City and Atlanta, Georgia are required or authorized to be closed.

     "Capitalized Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of Industries or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "Capital Stock" shall mean any nonredeemable capital stock of Industries or any Consolidated Subsidiary (to the extent issued to a Person other than Industries), whether common or preferred.

     "Catoosa Co. IRB" shall mean that issuance of certain bonds by The Development Authority of Catoosa County, Georgia, pursuant to the terms and conditions set forth in that certain Indenture of Trust dated as of November 1, 1991.

     "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act.

     "CERCLIS" shall mean the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

     "Closing" shall have the meaning set forth in paragraph 2 hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidential Information" shall have the meaning set forth in paragraph
11H.

     "Consolidated" shall mean the consolidated financial information of Industries and each of its Subsidiaries under generally accepted accounting principles.

     "Consolidated Agreement" shall mean that certain Second Consolidated, Amended and Restated Note Agreement dated as of August 31, 1999 among Industries and Prudential, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

     "Consolidated Debt" shall mean at any date the Debt of Industries and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

     "Consolidated Interest Expense" for any period shall mean interest, whether expensed or capitalized, in respect of Debt of Industries or any of its Consolidated Subsidiaries outstanding during such period.

     "Consolidated Net Income" shall mean, for any period, the Net Income of Industries and its Consolidated Subsidiaries for such period determined on a consolidated basis, but excluding

(i) extraordinary items and (ii) any equity interests of Industries or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

     "Consolidated Net Worth" shall mean at any time Stockholder's Equity.

     Each Purchaser hereby agrees that:

          (i) the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 121 ("FAS 121") relating to, among other things, the accounting for the impairment of long-lived assets, and its effect upon the consolidated financial statements of Industries as of and for the Fiscal Year ended December 31, 1996, shall be disregarded for the purposes of determining Stockholders' Equity, provided that any charge against income for the Fiscal Year ended December 31, 1996, resulting from the impairment of long-lived assets does not exceed $2,000,000; and

          (ii) the effect of that certain non-recurring $4,000,000 charge, incurred by Industries during the fourth Fiscal Quarter of 1995 as a result of income tax reimbursements made to certain executives of Industries relating to their exercise of certain stock options, shall be disregarded when determining Stockholders' Equity.

     "Consolidated Note Holder" shall mean Prudential Insurance Company of America, the holder of the Series A and Series B Notes under the Consolidated Agreement.

     "Consolidated Operating Profits" shall mean, for any period, the Operating Profits of Industries and its Consolidated Subsidiaries during such period.

     "Consolidated Subsidiary" shall mean at any date any Subsidiary or other entity the accounts of which, in accordance with generally accepted accounting principles, would be consolidated with those of Industries in its consolidated financial statements as of such date.

     "Consolidated Total Assets" shall mean, at any time, (x) the total assets of Industries and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of Industries and its Consolidated Subsidiaries, prepared in accordance with generally accepted accounting principles, plus (y) the accounts receivable balance reported as of the last day of the calendar month most recently ended by Industries or a Subsidiary with respect to an Asset Securitization.

     "Consolidated Total Capital" shall mean, at any time, the sum of the following as of such time (i) Consolidated Net Worth, and (ii) Consolidated Debt.

     "Date of Closing" shall have the meaning set forth in paragraph 2 hereof.

     "Debt" of any Person shall mean at any date, without duplication, all of the following as of such date (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, and (x) the total accounts receivable reported as sold as of the last day of the calendar month most recently ended by Industries or a Subsidiary with respect to an Asset Securitization. For all purposes of this Agreement, the amount of a Person's Debt under a loan or lease agreement between such Person and a governmental agency that has issued industrial development bonds or similar instruments, the repayment of which is secured by the payment obligations of such Person under such loan or lease agreement, shall be equal to the aggregate principal amount of such bonds or instruments outstanding at the time of determination less the amount of proceeds of such bonds or instruments which at such time are on deposit with a trustee or other fiduciary in a "construction" fund, or other similar fund which would be available to such trustee or other fiduciary to repay the bonds or other instruments if then due and payable.

    "Debt to Capitalization Ratio" shall mean the ratio of Consolidated Debt to Consolidated Total Capital.

    "Depreciation" shall mean for any period the sum of all depreciation expenses of Industries and its Consolidated Subsidiaries for such period, as determined in accordance with generally accepted accounting principles.

    "Environmental Liabilities" shall mean any liabilities, whether accrued or contingent, arising from or relating in any way to any Environmental Requirements.

    "Environmental Proceedings" shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

     "Environmental Reports" shall mean, collectively, each of the following reports prepared by various consultants for Industries: (i) Final Report Phase II UST Assessment Beck Dye Plant, Calhoun, Georgia, dated October 15, 1992, Dames & Moore, (ii) Final Report, Phase I Environmental Survey Tifton Spinning Mill, Tifton, Georgia, dated October 15, 1992, Dames & Moore, (iii) Final Report Phase I Environmental Survey Horizon Industries, Inc., The Harbinger Company, Inc., Calhoun, Georgia, dated October 15, 1992, Dames & Moore, (iv) Final Report Phase I Environmental Survey Horizon Industries, Inc. Central Distribution Center, Calhoun, Georgia, dated October 15, 1992, Dames & Moore, (v) Final Report Phase I Environmental Survey Horizon Industries, Inc. Main Facility South Industrial Boulevard, Calhoun, Georgia, dated October 15, 1992, Dames & Moore,
(vi) Final Report Phase I

Environmental Survey Horizon Industries, Inc., Beck Dye Plant, Calhoun, Georgia, dated October 15, 1992, Dames & Moore, (vii) Final Report Phase I Environmental Survey LIBCO Mill Liberty, South Carolina, dated September 29, 1992, Dames & Moore, (viii) Final Report Phase I Environmental Survey Oak River NM Bennettsville, South Carolina, dated September 29, 1992, Dames & Moore, (ix) Final Report Phase I Environmental Survey Dixiana Mill, dated September 29, 1992, Dames & Moore, (x) Final Report Phase I Environmental Survey Laurens Park Mill, East Dublin, Georgia, dated September 29, 1992, Dames & Moore, (xi) Phase I Environmental Audit Report, Brumlow Mills, Gordon County, Georgia, dated March 2, 1993, Environmental Science & Engineering, Inc., (xii) Report of Results from Environmental Audit of American Rug Craftsmen Facilities, dated April, 1993, Jordan, Jones & Goulding, (xiii) Phase I and Phase II Environmental Assessment of Delaware Valley Wool Scouring Company, Philadelphia, Pennsylvania, dated July 23, 1993, Jordan, Jones & Goulding, (xiv) Phase I and Phase II Environmental Assessment of Karastan Eden Rug Mill, Eden, North Carolina, dated July 23, 1993, Jordan, Jones & Goulding, (xv) Phase I and Phase II Environmental Assessment of Karastan Eden Service Center, Eden, North Carolina, dated July 23, 1993, Jordan, Jones & Goulding, (xvi) Phase I Environmental Assessment of Karastan Worsted Mill, Greenville, North Carolina, dated July 20, 1993, Atlanta Environmental Management, Inc., (xvii) Phase I and Phase II Environmental Assessment Karastan Spinning Mill, Greenville, North Carolina, dated July 20, 1993, Atlanta Environmental Management Inc., (xviii) Phase I and Phase II Environmental Assessment Karastan Laurel Hill Yarn Mill, Laurel Hill, North Carolina, dated July 23, 1993, Atlanta Environmental Management, Inc., (xix) Phase I and Phase 11 Environmental Assessment Karastan Rocky River Yarn Mill, Calhoun Falls, South Carolina, dated July 23, 1993, Atlanta Environmental Management, Inc., (xx) Phase I and Phase II Environmental Assessment Karastan Lyerly Carpet Mill, Lyerly, Georgia, dated July 23, 1993, Atlanta Environmental Management, Inc.,
(xxi) Phase I and Phase II Environmental Assessment Karastan Summerville Mill, Summerville, Georgia, dated July 23, 1993, Atlanta Environmental Management, Inc., (xxii) Phase I and Phase II Environmental Karastan Belton Yarn Mill, Belton, South Carolina, July 20, 1993, Atlanta Environmental Management, Inc., and (xxiii) Phase I and Phase II Environmental Assessment Karastan Landrum Woven Mill, Landrum, South Carolina, dated July 23, 1993, Atlanta Environmental Management, Inc.

     "Environmental Requirements" shall mean any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to Hazardous Materials or to health, safety or the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations as Industries within the meaning of section 414(b) of the Code, or any
trade or business which is under common control with Industries within the meaning of section 414(c) of the Code.

     "Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fiscal Quarter" shall mean any Fiscal Quarter of Industries.

     "Fiscal Year" shall mean any Fiscal Year of Industries.

     "Galaxy" shall mean Galaxy Carpet Mills, Inc., a Delaware corporation.

     "Guarantee" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

     "Guaranty Agreements" shall mean (a) the Amended and Restated Guaranty Agreement dated as of September 16, 1994, executed and delivered by Industries,
(b) the Guaranty Agreement dated as of September 16, 1994, executed and delivered by Aladdin, (c) the Guaranty Agreement dated as of September 16, 1994, executed and delivered by Marketing, (d) the Guaranty Agreement dated as of January 13, 1995, executed and delivered by Galaxy, (e) the Guaranty Agreement dated as of May 1, 1995, executed and delivered by Mills, (f) the Guaranty Agreement dated as of July 19, 1995, executed and delivered by Limited, (g) Guaranty

Agreement, dated as of November 12, 1998, executed and delivered by World Carpets, Inc., (h) Guaranty Agreement, dated as of November 12, 1998, executed and delivered by World Commercial Carpets, Inc., (i) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by Mohawk Servicing, Inc., (j) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by Mohawk Factoring, Inc. (k) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by Mohawk Commercial, Inc., (l) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by American Weavers LLC, (m) Guaranty Agreement, dated as of January 22, 1999, executed and delivered by Newmark & James, Inc., (n) Guaranty Agreement, dated as of March 11, 1999, executed and delivered by Durkan Patterned Carpets, Inc. and (o) each other Guaranty Agreement executed and delivered by any current or former direct or indirect Subsidiary of Industries pursuant to the 1994 Agreement.

     "Hazardous Materials" shall mean (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any applicable federal, state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable federal, state or local law or regulation, (c) gasoline, or any other petroleum product or by-product or constituent, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable federal, state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or local law or regulation, as each such Act statute or regulation may be amended from time to time.

     "Industries" shall have the meaning set forth in the introductory paragraph hereof.

     "Investment" shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any other Person, or any direct or indirect purchase or other acquisition or beneficial ownership by such Person of, or of a beneficial interest in capital stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person.

     "Investment Guidelines" shall mean the guidelines for investment of funds of Industries and the Subsidiaries as approved by the Board of Directors of Industries or an authorized executive committee thereof and in effect on the Date of Closing, as modified or supplemented from time to time with the approval of the Board of Directors of Industries or an authorized executive committee.

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), any common law right of set off or banker's lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation, including without limitation any Lien granted by a Person in connection with an Asset Securitization.

     "Limited" shall mean Mohawk Limited, a Delaware corporation.

     "Marketing" shall mean Mohawk Marketing, Inc., a Georgia corporation.

     "Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, Properties or prospects of Industries and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Purchasers under the Related Documents, or the ability of Industries to perform its obligations under the Related Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Related Document.

     "Mills" shall mean Mohawk Mills, Inc., a Delaware corporation.

     "Moody's" shall mean Moody's Investors Service, Inc.

     "Multiemployer Plan" shall mean any Plan which is a "Multiemployer Plan" (as such term is defined in section 4001(a)(3) of ERISA).

     "Net Income" shall mean, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with generally accepted accounting principles.

     "Officer's Certificate" shall mean a certificate signed in the name of Industries by its President, one of its Vice Presidents, its Treasurer or its Corporate Controller.

     "Operating Profits" shall mean, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with generally accepted accounting principles.

     "Permitted Acquisitions" means a non-hostile acquisition, however structured, of all or substantially all of the assets of, or a majority of all the issued and outstanding capital stock of, a Person in a Permitted Line of Business.

     "Permitted Line of Business" shall mean the manufacturing, marketing and/or distribution of commercial or home furnishings and floor coverings and other reasonably related products and any "vertical integration" with respect thereto.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     "Plan" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Industries or any ERISA Affiliate.

     "Properties" shall mean all real property owned, leased or otherwise used or occupied by Industries or any Subsidiary, wherever located.

     "Prudential" shall mean The Prudential Insurance Company of America or any of its affiliates and any successors and assigns.

     "Purchasers" shall mean, collectively, each Person specified on Annex I.

     "Redeemable Preferred Stock" of any Person shall mean any preferred stock issued by such Person which is at any time prior to September 16, 2004 either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

     "Related Documents" shall mean this Agreement (and each modification thereof), any Note, each Sharing Agreement and any document or instrument executed in connection with any of the foregoing.

     "Required Holder(s)" shall mean the holder or holders of at least 66-2/3% of the aggregate principal amount of the Notes from time to time outstanding.

     "Responsible Officer" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of Industries.

     "S&P" shall mean Standard & Poor's Corporation.

     "Sale and Leaseback" shall have the meaning specified in paragraph 6C(6) hereof

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Series Note Agreement" shall mean the Amended and Restated Series Agreement dated as of August 31, 1999 among Industries and the Series Note Holders, as any may be amended, restated, modified or supplemented from time to time.

      "Series Note Holder" shall mean a holder of a promissory note issued under the Series Note Agreement.

      "Sharing Agreement" shall mean that certain Sharing Agreement dated as of the date hereof, between Industries, the Banks, each Series Note Holder, the Consolidated Note Holder and you.

      "Significant Subsidiary" shall mean, as determined with reference to the most recent financial statements delivered pursuant to paragraph 5A(1), a Subsidiary or Subsidiaries that either (a) individually or in the aggregate, shall have net sales equaling or exceeding 3% of the net sales of Industries and its Subsidiaries on a Consolidated basis or (b) individually or in the aggregate, shall have total assets equaling or exceeding 31% of the total assets of Industries and its Subsidiaries on a Consolidated basis.

     "Stockholders' Equity" shall mean, at any time, the stockholders' equity of Industries and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of Industries and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles, but excluding any Redeemable Preferred Stock of Industries or any of its Consolidated Subsidiaries. Shareholders' equity generally would include, but not be limited to, (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan,
(D) employee stock ownership plan debt guarantees, and (E) foreign currency translation adjustments.

     "Subordinated Debt" shall mean the Debt of Industries and the Subsidiaries which (i) is validly and expressly subordinated in right of payment to the Notes; and (ii) has, when issued, a Weighted Average Life to Maturity greater than the remaining Weighted Average Life to Maturity of the Notes.

     "Subsidiary" shall mean any corporation or other legal entity of which at least a majority of the outstanding voting securities are owned or controlled, directly or indirectly, by Industries.

     "Summerville City IRB" shall mean that issuance of certain bonds by The Development Authority of the City of Summerville, Georgia, pursuant to the terms and conditions set forth in that certain Trust Indenture dated as of September 1, 1997.

     "Termination Letter" shall mean that certain Termination Letter, dated as of the date hereof, between Industries, the Banks, each Series Note Holder, the Consolidated Note Holder and you.

     "Third Party" shall mean all lessees, sublessees, licensees and other users of the Properties.

     "Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased by you under this Agreement; provided, however, in no event shall any such transferee be a Person identified on Schedule 10B.

     "Voting Stock" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Weighted Average Life to Maturity" shall mean as applied to any indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such indebtedness into (b) the sum of the products obtained by multiplying (x) the amount of each then remaining installment sinking fund, serial maturity or other required payment, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth year) which will elapse between such date and the date as of which such payment is to be made.

     "Wholly-Owned Subsidiary" shall mean any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by Industries or a Consolidated Subsidiary.

     "Year 2000 Issues" shall mean the actual and reasonably anticipated costs, claims, losses, and liabilities associated with the inability of certain computer applications to handle effectively data that includes dates on and after January 1, 2000, as such inability in respect of Industries or any Subsidiary and in respect of their respective material customers, suppliers and vendors affects the business, operations, and financial condition of Industries or any Subsidiary.

     10C. Accounting Principles, Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Industries and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

     11.  MISCELLANEOUS.

     11A. Note Payments. Industries agrees that so long as you shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to your account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as you may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. Industries agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as you have made in this paragraph 11A.

     11B. Expenses. Industries agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save you and any Transferee harmless against liability for the payment of, all out-of-pocket expenses (including without limitation legal fees) arising in connection with such transactions, including (i) all expenses incurred by you and any Transferee in connection with the negotiation, preparation, execution, delivery and administration of this Agreement or any other Related Document, including without limitation all stamp, intangibles, recording and other taxes, if any, payable by you and/or any Transferee with respect to this Agreement or any other Related Document and any subsequent proposed modification or waiver of, or proposed consent under, this Agreement, whether or not such proposed modification or waiver shall be effected or proposed consent granted, and (ii) the costs and expenses, including without limitation attorneys' fees and financial advisor fees, actually incurred by you or such Transferee in connection with the restructuring, refinancing or "work out" of this Agreement or any other Related Document or the transactions contemplated hereby or thereby or in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of your or any Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of Industries under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by you or any Transferee and the payment of any Note.

     11C. Consent to Amendments. This Agreement may be amended, and Industries may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Industries shall obtain the written consent to such amendment action or omission to act of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change the principal of, or the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to any Note, or affect the time, amount or allocation of any repayments, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between Industries and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended, restated, modified or supplemented.

     11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. Industries shall keep at its principal office a register in which it shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of Industries, it shall at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such Transferee or Transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of Industries. Whenever any Notes are so surrendered for exchange, Industries shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, Industries will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

     11E. Persons Deemed Owners, Participations. Prior to due presentment for registration of transfer, Industries may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and Industries, shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person (other than any Person identified on Schedule 10B) on such terms and conditions as may be determined by such holder in its sole and absolute discretion, provided that any such participation shall be in a principal amount of at least $1,000,000.

     11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of Industries in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of you or any Transferee. Subject to the preceding sentence, this Agreement and the other Related Documents embody the entire agreement and understanding between you and Industries and supersede all prior agreements and understandings relating to the subject matter hereof.

     11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

     11H. Disclosure to Other Persons. Industries acknowledges that the holder of any Note may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of Industries or any Subsidiary in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Note, (iii) any Person to which such holder offers to sell such Note or any part thereof,
(iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Note, (v) any Person from which such holder offers to purchase any security of Industries, (vi) any federal or state regulatory authority having jurisdiction over such holder, (vii) the National Association of Insurance Commissioners or any similar organization or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder,
(b) in response to any subpoena or other legal process or informal investigative demand or (c) in connection with any litigation to which such holder is a party. Except as provided above, each holder of a Note agrees to exercise its best efforts to hold in confidence and not to disclose Confidential Information (as defined below). The term "Confidential

Information" shall mean any information delivered or made available by Industries to a holder which is either financial or clearly indicated to be Confidential Information and does not include information which (x) was publicly known, or otherwise known to such holder, at the time of disclosure, (y) subsequently becomes publicly known other than through the act of or omission by such holder, or (z) otherwise becomes known to such holder, other than through disclosure by Industries.

     11I. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to you, addressed to you at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as you shall have specified to Industries in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to Industries in writing or, if any such other holder shall not have so specified an address to Industries, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to Industries, and (iii) if to Industries, addressed to it at 160 South Industrial Boulevard, Calhoun, Georgia 30703-7002,
Attention: Treasurer, or at such other address as Industries shall have specified to the holder of each Note in writing; provided however, that any such communication to Industries may also, at the option of the holder of any Note, be delivered by any other means either to Industries at its address specified above or to any officer of Industries.

     11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

     11K. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to you or to the Required Holder(s), the determination of such satisfaction shall be made by you or the Required Holder(s), as the case may be, in the judgment (exercised in good faith) of the Person or Persons making such determination.

     11L. Independence of Covenants. All covenants of Industries hereunder shall be of independent effect so that if a particular action or condition is not permitted by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be within the other limitations of, another covenant, shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

     11M. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the

State of New York. INDUSTRIES HEREBY SUBMITS TO THE JURISDICTION OF THE
SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDERS, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER RELATED DOCUMENT SHALL BE LITIGATED IN SUCH COURTS, AND INDUSTRIES WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.

     11N. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11O. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11P. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     11Q. No Novation. The parties hereto have entered into this Agreement and the other Related Documents solely to amend and restate and restructure the terms of, and obligations owing under and in connection with, the 1994 Agreement and any document executed in connection with such Agreement (the "Prior Documents"). The parties do not intend this Agreement, the other Related Documents or the transaction contemplated hereby to be, and this Agreement, the other Related Documents or the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Aladdin under or in connection with any of the Prior Documents.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to Industries, whereupon this letter shall become a binding agreement among Industries and you.



                       [Signatures commence on next page.]

                                              Very truly yours,

                                              MOHAWK INDUSTRIES, INC.


                                              By: ______________________
                                                  Title:












                     [Signatures continued on next page.]

The foregoing Agreement is
hereby accepted as of the date
first above written.


THE PRUDENTIAL INSURANCE COMPANY
 OF AMERICA


By: ____________________________
    Vice President












                     [Signatures continued on next page.]

PRINCIPAL LIFE INSURANCE COMPANY

By:   PRINCIPAL CAPITAL MANAGEMENT, LLC
      a Delaware limited liability company, its
      authorized signatory


      By: ____________________________
          Title:



      By: ____________________________
          Title:












                     [Signatures continued on next page.]

JOHN HANCOCK MUTUAL LIFE
 INSURANCE COMPANY


By: ____________________________
    Title:











                     [Signatures continued on next page.]

MASSACHUSETTS MUTUAL LIFE
 INSURANCE COMPANY


By: ____________________________
    Title:












                     [Signatures continued on next page.]

ALEXANDER HAMILTON LIFE
 INSURANCE COMPANY OF AMERICA


By: ____________________________
    Title:

THE FRANKLIN LIFE INSURANCE
 COMPANY


By: ____________________________
    Title:


By: ____________________________
    Title: